Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 16, 2005

Black Warrior Wireline Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-18754	11-2904094
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Rosecrest Lane, Columbus, Mississippi 39701
(Address of principal executive offices)

Registrant’s telephone number, including area code: (662) 329-1047

(Former name or former address, if changed since last report)

ITEM 1.01.    Entry Into A Material Definitive Agreement.

     On March 16, 2005, the Registrant entered into an extension through January 1, 2008 of its employment agreement with Mr. William L. Jenkins, its President and Chief Executive Officer on substantially the same terms. Under the agreement, Mr. Jenkins serves as the Registrant’s President, Chief Executive Officer and a Director. Under the agreement, Mr. Jenkins receives a base salary of not less than $350,000 per year. If the Registrant achieves, during any calendar quarter during the period of Mr. Jenkins’ employment, a ratio of EBITDA to sales of 20% or more, Mr. Jenkins will be paid a bonus for the quarter of 1% of the Registrant’s EBITDA during the quarter. In the event of a Change of Control, as defined, the Registrant agrees that the employment agreement will terminate and Mr. Jenkins will be paid a sum equal to three times the compensation paid to Mr. Jenkins during the twelve months preceding the Change of Control. A Change of Control is defined in the agreement as any of the following occurring after January 1, 2005: any person or group of persons acquiring 20% or more of the outstanding shares of voting capital stock of the Registrant, the sale of more than 25% of the assets of the Registrant in a single or series of related transactions, a merger of the Registrant with any other person or firm, a change, during any period of twelve consecutive calendar months, in the individuals who were Directors at the beginning of such period (including Directors whose election or nomination for election was approved by at least two-thirds of the Directors then in office who were Directors at the beginning of the period or whose election was so approved) and such persons cease for any reason other than death or disability to constitute a majority of the Directors then in office, St. James Capital Corp. ceases to be the general partner, managing partner or otherwise ceases to control St. James Capital Partners, L.P. or SJMB, L.L.C. ceases to be the general partner, managing partner or otherwise ceases to control SJMB, L.P. In the event of Mr. Jenkins’ death, subject to any restrictions contained in the Registrant’s credit agreement with General Electric Capital Corporation, the Registrant’s senior secured lender, the Registrant agreed to repurchase the shares and options held by Mr. Jenkins at the fair market value of the shares, as to shares repurchased, and the difference between the fair market value and the option exercise price, as to options repurchased. Under the agreement, the fair market value is the average of the mid-point between the bid and asked prices for the Registrant’s common stock for the twenty trading days preceding death. The Registrant also restated its prior agreement to pay to Mr. Jenkins in the event of a sale of the Company or a significant division thereof, a bonus equal to 1% of the gross sale proceeds or gross value of any stock received, subject to a maximum payment of $500,000. The amended employment agreement further provides that while in the employ of the Registrant and thereafter Mr. Jenkins will not divulge or use any confidential information of the Company and during the term of his employment will not engage in activities in competition with the Company.

     The Registrant agreed to keep in full force and effect and Mr. Jenkins shall be entitled to participate in all employee benefit plans in effect on the date of the agreement or other arrangements with at least equivalent benefits. Mr. Jenkins is also entitled to the same benefits package as the other employees of the Registrant.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements of business acquired.
Not applicable

(b)	Pro forma financial information.

(c)	Exhibits:

10.1 Extended and Restated Employment Agreement extended March 16, 2005 between the Registrant and William L. Jenkins

Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Warrior Wireline Corp.

Dated: March 21, 2005	By:	/s/ William L. Jenkins

William L. Jenkins, President